EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/13/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS MARCH AND FIRST QUARTER 2005 SALES AND ANNOUNCES PRELIMINARY FIRST QUARTER EARNINGS PER SHARE
Global comparable sales rose 6.8% in March; 4.6% for the first quarter - the eighth consecutive quarter of positive global comparable results
U.S. comparable sales increased 6.8% for the month, 5.2% for the quarter
Europe's comparable sales were up 6.6% for the month, 2.9% for the quarter

First quarter 2005 earnings per share is expected to be about $0.56, up 40%, including a $0.13 per share benefit from a lower tax rate as well as a $0.03 per share expense related to share-based compensation

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 11.2% in March and 8.0% for the first quarter, compared with the same periods in 2004. In constant currencies, these increases were 8.0% and 5.7% for the month and quarter, respectively. Comparable sales for McDonald's restaurants worldwide increased 6.8% for the month and 4.6% for the quarter.
McDonald's Chief Executive Officer Jim Skinner commented, "We delivered solid global results for the first three months of 2005 with first quarter comparable sales up 4.6% against last year's outstanding comparable sales performance. Our global results for the quarter are a testament to the effectiveness of McDonald's Plan to Win and our unwavering dedication to operational excellence and leadership marketing.
"For the month of March, comparable sales in the U.S. were strong - up 6.8% on top of a very strong increase in March 2004. Our performance in the U.S. continues to be driven by multiple initiatives that are delivering variety, value, choice and convenience to our customers.

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"Europe's comparable sales rose 6.6% in March driven by positive customer response to our menu variety, everyday affordability and improved service throughout Europe. Results for March also benefited from the change in timing of Easter, and related school holidays, from April in 2004 to March in 2005. Sales results for April 2005 will be negatively impacted by this same holiday shift.
"In our Asia/Pacific, Middle East and Africa segment, comparable sales increased 7.3% in March due to strong results in Japan, Australia and Taiwan.
"Later this week, we will celebrate McDonald's 50th anniversary. As we commemorate this milestone, we celebrate the Company's many accomplishments and express gratitude to those who have contributed to our success. Reflecting on our heritage, we are reminded that the most critical component of our success is our customers. Looking ahead to the next 50 years, we remain focused on becoming our customers' favorite place and way to eat."

March Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	2005	2004	2005	2004

McDonald’s Restaurants*	6.8	5.0	4.6	9.4
Major Segments:
U.S.	6.8	9.9	5.2	14.2
Europe	6.6	(2.9)	2.9	3.5
APMEA**	7.3	2.7	5.5	5.0

March Systemwide Sales

	Month-to-Date		Year-to-Date

	As	In Constant	As	In Constant
Percent Increase	Reported	Currency	Reported	Currency

McDonald’s Restaurants*	11.2	8.0	8.0	5.7
Major Segments:
U.S.	7.5	7.5	6.0	6.0
Europe	16.1	8.2	9.7	4.4
APMEA**	12.6	8.6	9.6	6.9

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

    The preliminary first quarter 2005 earnings per share of about $0.56 includes a tax benefit of $179 million (or $0.13 per share) primarily due to a favorable audit settlement in late March of the Company's U.S. tax returns. As a result, the first quarter effective tax rate is expected to be about 12%. For the full year 2005, the effective tax rate is expected to be approximately 29% to 30%, although this does not take into account any actions we might take under the American Jobs Creation Act of 2004.

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First quarter 2005 earnings per share also includes a pretax expense of $57 million (or $0.03 per share) related to share-based compensation as a result of McDonald's early adoption of FASB Statement No. 123(R), Share-Based Payment, and the related shift of a portion of share-based compensation to primarily cash-based incentive compensation. The Company has decided to adopt prospectively rather than restate prior years as previously disclosed. Prior to the adoption of FAS 123(R), share-based compensation expense was included as a pro forma disclosure in the Company's footnotes to the financial statements. First quarter 2004 pro forma earnings per share of $0.37, as reported in first quarter 2004, included $0.03 per share of share-based compensation expense.

Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald's plans to release first quarter earnings before the market opens on April 21, and will host an investor webcast at 11:00 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald's tentatively plans to release April sales on May 9, 2005.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in 119 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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